Exhibit 10.24

Contract of Suretyship of Maximum Amount

No.: Wu Zhong Yin Bao Zi No. 0561113

Party A:	MULTI-FINELINE ELECTRONIX (SUZHOU) CO., LTD.
Business License No.	005874
Legal Representative:	Phil Harding
Tel:	0512-65638146

Party B:	BANK OF CHINA LIMITED SUZHOU WUZHONG BRANCH
Director:	Liu Li
Tel:	0512-65272848

In order to ensure proper performance of the obligations of the debtor under the principal contracts made or to be made between the debtor MULTI-FINELINE ELECTRONIX (SUZHOU No. 2) CO., LTD. and the creditor to this contract, the surety is willing to assume jointly and severally liability of suretyship to the creditor. Both parties agree to enter into this contract through consultation based on equality. Unless otherwise specified in this contract, the terms in this contract shall be defined according to the principal contract.

Article 1	Primary Contract

The principal contract for this contract refers to the “Agreement on Amount of Credit Line” Wu Zhong Yin Shou Zi No. 0561113 concluded by the debtor and the creditor on January 25, 2006 as well as any single service agreement made between both parties based on such agreement. Single service agreement refers to “RMB Loan Contract (short term),” “Foreign Currency Loan Contract” and “Commercial Acceptance Bill Agreement” concluded by the debtor and the creditor for a purpose of using the credit line approved by the creditor, as well as the attachment applicable to relevant settlement and financing services under the above “Agreement on Amount of Credit Line,” “Settlement and Financing Service Application” signed by the debtor and the creditor, any other written agreement reached by both parties concerning any single credit service and the receipt of loan, application, other letters or vouchers for month withdrawal, etc. that the debtor submitted to the creditor with the validity confirmed by the creditor.

The surety agrees that the creditor provides the credit line for the debtor in accordance with the principal contract and allows the debtor to use such credit line under the conditions as specified in the principal contract to receive RMB short term loans, foreign currency short loans, issuance of banker’s acceptance bill and settlement and financing services. The settlement and financing services refer to issuance of letter of credit, import foreign exchange collateral, shipment pickup guarantee, packing loan, export foreign exchange collateral, discounting of acceptance bill under issued letter of credit, issuance of letter of guarantee/stand-by letter of credit.

Article 2	Suretyship Range

The surety hereby irrevocably makes guarantee to the creditor that the debtor will perform its obligations under the principal contract including repayment of credit/financing principal, interest and relevant accounts.

The principal creditor’s right under the suretyship of the surety under this contract is the whole credit/financing as specified in “Agreement on Amount of Credit Line” Wu Zhong Yin Shou Zi No. 0561113 by the debtor and the creditor, including any balance of credit/financing incurred from the date on which the “Agreement on Amount of Credit Line” comes into effect to January 24, 2007 based on the agreement and any single service agreement. The maximum amount of the creditor’s right under suretyship is equivalent to RMB 40 million Yuan.

The suretyship range of this contract covers any principal of the creditor’s right incurred based on the principal contract, the interest (including legally allowed interest, contract interest, compound interest, penalty interest), penalty for breach of contract, compensation, expense on realization of the creditor’s right (including but not limited to legal cost, attorney fee, notary fee and execution fee, etc.), any loss of the creditor due to the breach of contract by the debtor and any other expenses payable.

Article 3	Mode of Suretyship

Suretyship of joint and several liabilities is provided in this suretyship contract.

If the debtor fails to make payment to the creditor on the normal payment day or any payment day ahead of schedule under the principal contract, the creditor has the right to require the surety to bear the liability for guarantee. The creditor specially points out that the normal payment day mentioned in this article refers to the payment day of interest specified in the principal contract, the payment day of principal or interest specified in the repayment plan, receipt of loan and application, etc., or the date on which the debtor shall make any payment to the creditor as agreed in this contract. The payment day ahead of schedule mentioned in this article refers to the date of payment ahead of schedule proposed by the debtor and approved by the creditor and the date of withdrawal of financing principal and interest before the scheduled expiration and/or any other payment day as required by the creditor based on the provisions of the contract.

In case the debtor fails to make payment in accordance with the principal contract, the surety shall, after the creditor sends the notice of debt collection, notice of performance of suretyship liability or any other similar notice of document to it, perform the suretyship liability within the specific term and with specific amount agreed in the notice. The notice shall be in written form and be sent via registered mail, express delivery or special delivery by the creditor. Upon sending the notice by the creditor, such notice will be deemed to have been delivered to the surety. The surety shall sign in and send the notice of receipt to the creditor within 3 days. If the surety fails to sign in or make any reply, the surety will be deemed to have received the document.

When the creditor requires the surety to perform the liability of suretyship within the term of suretyship, the surety shall not refuse the requirement with any reasons. Such reasons include but not limited to the following: the creditor does not notify the surety of the breach of contract by the debtor; dispute arises from relevant principal contract between the creditor and the debtor; the creditor gives tolerance, extends a time limit, allows exemption for the debtor under the principal contract, or the creditor gives up any rights under this principal contract; the creditor does not demand for repayment from the debtor; the creditor does not demand for repayment from any other sureties to the principal contract; the creditor does not execute any mortgage rights, right of pledge or other real rights for security in connection with the principal contract; the creditor fails to execute any other rights or take any remedial measures under the principal contract; the creditor and the debtor have conducted modification of the principal contract unless otherwise specified in this contract.

Article 4	Terms of Suretyship

The settlement term of creditor’s right under suretyship of this contract is January 24, 2007 agreed in the second paragraph of Article 2 of this contract or the other date on which the amount of creditor’s right can be determined pursuant to the law (the one which is earlier will prevail).

The surety shall assume the suretyship of joint and several liabilities in accordance with this contract from the date specified in the first paragraph of this article.

The term of suretyship is two years from the date specified in the first paragraph of this article.

Article 5	Relationship between the Suretyship Contract and the Principal Contract

This suretyship contract provides independent suretyship. Any invalidation or revocability of the principal contract for any reasons will not have any effects on the validity of this suretyship contract, and this suretyship contract shall still remain in force. The surety shall bear the suretyship liability for the creditor. In case both parties to the principal contract cancel the principal contract or make the principal contract expire ahead of schedule, the suretyship contract will still remain in force, and the surety shall be liable for any incurred debt and any loss to the creditor due to the debtor.

Both parties to the principal contract who agree to modify the contents of the principal contract or update the letter of credit or letter of guarantee/stand-by letter of credit issued in accordance with the principal contract may not necessarily obtain the written permission of the surety. The surety will still assume the suretyship liability for any incurred debt after modification of the principal contract and update of the letter of credit or letter of guarantee/stand-by letter of credit, except for any of the following circumstances:

1. The term for use of the credit line specified in “Agreement on Amount of Credit Line” Wu Zhong Yin Shou Zi No. 0561113 has been extended;

2. Direct increase in the amount of any single credit service specified in “Agreement on Amount of Credit Line” Wu Zhong Yin Shou Zi No. 0561113, not including adjustment in use of the single credit service.

The creditor has the right to agree the debtor to use the single credit service in accordance with the principal contract or assign the rights and obligations under the principal contract in part or in entirety to other branches of the Bank of China or assign the creditor’s rights under the principal contract to a third party without the written permission of the surety. The surety’s liabilities will not be reduced or exempted for such actions.

Article 6	Statement and Promise

The surety makes the following statements and promises:

1. The surety has the qualification of surety pursuant to the laws of the People’s Republic of China, and the surety has the ability to bear the liabilities of suretyship;

2. The surety completely understands the contents of the principal contract and will provide suretyship at its own will; the legal representative or authorized representative that signs this contract on behalf of the surety must be legally authorized; signing and execution of this contract will not breach any contract, agreement or other legal documents that have binding force to the surety;

3. All the documents and data provided by the surety to the creditor are true, correct, complete and valid;

4. The surety will accept the supervision and inspection from the creditor of its own production, operation and financial status, and meanwhile provide assistance and cooperation;

5. The surety does not conceal from the creditor any important debt that it has undertaken before conclusion of the contract;

6. In case the surety reduces the registered capital, assigns a substantial portion of its assets or stock rights, undertakes any important debt, experiences dissolution, revocation, applies for bankruptcy (or by a 3rd party) or any other event that may have impact on the financial status and performance of the surety, the surety shall notify the creditor as soon as possible without hesitation.

Article 7	Breach of Contract

Any of the following circumstances will constitute breach of this contract by the surety:

1. The surety fails to perform its liability of suretyship as specified in Article 3 of this contract;

2. The statements made under this contract are false or the surety breaks any promises made under this contract;

3. The surety breaches any other provisions of this contract concerning the rights and obligations of relevant party;

If the surety breaches this contract, the creditor has the right to take one or more of the following measures:

1. Reduce or cancel the credit line that the creditor provides for the surety

2. Declare expiration of the loan contract, credit contract and any other contracts between the surety and the creditor ahead of schedule;

3. Require the surety to pay compensations for any direct or indirect losses to the creditor due to breach of the contract (including but not limited to the loss in credit/financing principal, interest and expense under the principal contract);

4. Offset the creditor’s rights with the funds of the surety in the accounts at the Creditor’s organization and all other organizations of the Bank of China.

Article 8	Offset and Reservation of Rights

The surety shall pay the creditor’s rights within the range of suretyship in full under this contract without any claims of offset, unless with the permission of the creditor.

Any tolerance, extension of time limit or preference that the creditor provides to the surety or postpone of the creditor’s rights under this contract should not affect, harm or limit any rights of the creditor under this contract or any other laws. Such actions should not indicate that Party B gives up any rights or interests under this contract, and also it should not indicate exemption of any obligations of the surety under this contract.

Article 9	Modification, Cancellation and Interpretation of the Contract

This contract is subject to modification, supplementation or cancellation with the written permission of both parties. Any modification or supplementation of this contract shall constitute an integral part of this contract.

The issues not provided in this contract shall be interpreted or treated in accordance with relevant provisions of the principal contract under suretyship of this contract.

If any provision in this contract becomes invalid, it shall not affect the validity of any other provisions of this contract.

Article 10	Applicable Laws, Settlement of Dispute and Management

The Laws of the People’s Republic of China are applicable to this contract.

Any dispute arising from execution of this agreement or in connection with this contract shall be settled by both parties through consultation. If no agreement can be reached through consultation, both parties agree to submit it to the People’s Court of the surety’s residence or the competent court specified in the principal contract for settlement.

Article 11	Validation of the Contract

This suretyship contract shall come into force from the date of signature of the legal representatives or authorized representatives of both parties or from the date of affixation of the official seals. The date whichever is later shall prevail.

This agreement has three originals, both parties and the creditor retains one respectively. All the originals have the same legal force.

Article 12	Special Notes

The surety and the creditor have fully consulted with each other on all the provisions of this contract.

The creditor has reminded the surety to pay special attention to the provisions concerning the rights and obligations of both parties to have a comprehensive and accurate understanding of these provisions. The creditor has provided explanation of above provisions at the request of the surety.

Surety:	Creditor:	Bank of China Limited Branch

Legal representative or authorized representative:	Authorized representative:

/s/ PHILIP A. HARDING	/s/ LIU LI

January 25, 2006

Site: The Bank of China Wuzhong Branch